Exhibit 99.1

MetaVia Announces Statistically Significant 68% Reduction in Liver Fat from DA-1726 Phase 1 Part 3B Interim Data

DA-1726 Also Demonstrated Statistically Significant 13.5% Placebo-Adjusted Weight Loss and Reduced Mean HbA1c from 5.79% to 5.33% in Participants Without Diabetes

No New Gastrointestinal Adverse Events Were Reported After Week 9 Through Day 109, with No Gastrointestinal Adverse Events Leading to Study Discontinuation

Full Part 3A and Part 3B Data Expected in the First Quarter of 2027

Results Support 48-Week, Non-Biopsy Phase 2 Study of DA-1726 in Up to 150 Patients with MetALD and ALD, Targeted to Begin in the Second Half of 2027

CAMBRIDGE, Mass., November 5, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming liver-related cardiometabolic diseases, today announced positive interim data from Part 3B of its Phase 1 clinical trial of DA-1726, a novel oxyntomodulin (OXM) analog targeting both GLP-1 (GLP1R) and glucagon (GCGR) receptors. The results, presented in an oral presentation at the Precision Liver Symposium on November 4, 2026, in Denver, Colorado, demonstrated a 68% placebo-adjusted reduction in liver fat and 13.5% placebo-adjusted body weight reduction following 16 weeks of once-weekly DA-1726 treatment in otherwise healthy adults with obesity.

At Day 109, 10 of 12 DA-1726-treated participants (83%) in the MRI substudy achieved a relative liver fat reduction of at least 30%, compared with none on placebo. All DA-1726-treated participants with baseline liver steatosis achieved MRI-PDFF below 5%. DA-1726 also lowered HbA1c from 5.79% at baseline to 5.33% at Day 109, a 0.24 percentage-point placebo-adjusted reduction in participants who were not diabetic at entry, with significant reductions in adipose tissue and relative preservation of lean tissue and muscle volume.

“These are the most compelling clinical data we have generated to date supporting DA-1726’s potential as a liver-focused cardiometabolic therapy,” said Hyung Heon Kim, President and Chief Executive Officer of MetaVia. “A 68% placebo-adjusted reduction in liver fat after approximately 16 weeks, together with all five participants who entered the study with liver steatosis achieving MRI-PDFF below 5%, provides a strong clinical rationale for expanding DA-1726 into liver disease. Importantly, these liver findings were accompanied by 13.5% placebo-adjusted weight loss, improvements in HbA1c, and significant reductions across visceral and subcutaneous adipose tissue, while lean tissue and muscle volume were relatively preserved. ”

Mr. Kim continued, “The next step for DA-1726 is clear. We intend to build on these results by advancing the program into both metabolic dysfunction and alcohol-associated liver disease (MetALD) and alcohol-associated liver disease (ALD), where there are currently no approved therapies specifically for these patient populations. MetALD is defined by a steatotic liver together with at least one cardiometabolic risk factor, and in 16 weeks DA-1726 moved all three with statistical significance: liver fat, body weight and HbA1c. MetaVia estimates that 10.7 million U.S. adults have MetALD. DA-1726’s dual GLP-1 and glucagon receptor mechanism, its concentration in liver and adipose tissue observed in preclinical studies, and the significant liver fat reduction now demonstrated clinically, provide a strong biological and clinical foundation for this next stage of development. We expect to report full data from Part 3A and Part 3B in the first quarter of 2027 and are planning a 48-week, non-biopsy Phase 2 study in up to 150 subjects with MetALD and ALD, targeted to begin in the second half of 2027.”

DA-1726 Part 3B Interim Results

Endpoint, Day 109 (16 weeks)	Baseline, DA-1726 arm	Change from baseline, DA-1726	Placebo-adjusted	p-value vs. placebo
Liver fat (MRI-PDFF), n=12 vs. 4	5.2%	All 5 participants with baseline steatosis (≥5%) fell below 5%	−68% (GMR 0.32)	<0.001
Body weight, n=15 vs. 4	98.6 kg (217 lbs)	−12.19 kg (−26.9 lbs; −11.9%)	−13.5%	<0.001
HbA1c, n=15 vs. 4	5.79%	−0.44 percentage points (to 5.33%)	−0.24 percentage points	0.006
Waist circumference, n=15 vs. 4	107.5 cm (42.3 in)	−9.6 cm (−3.8 in; −9.0%)	−9.1%	<0.001

DA-1726 64 mg target dose versus placebo. Placebo-adjusted body weight, waist circumference and HbA1c are differences in mean change from baseline versus placebo; liver fat is the geometric mean ratio (GMR) versus placebo in the MRI substudy.

Liver fat: The MRI substudy included 12 DA-1726-treated participants and four placebo participants. Mean baseline liver fat, as measured by MRI-PDFF, was 5.2% in DA-1726-treated participants and 8.0% in the placebo group. At Day 109, DA-1726 achieved a 68% placebo-adjusted reduction in liver fat (GMR 0.32; p<0.001). The absolute MRI-PDFF treatment difference versus placebo was −6.4 percentage points (p=0.007). 10 of 12 DA-1726-treated participants (83%) achieved a relative reduction in liver fat of at least 30%, compared with none of the four placebo participants (p=0.008).

Among the five DA-1726-treated participants with liver steatosis at baseline, defined as MRI-PDFF ≥5%, all five achieved MRI-PDFF below 5% by Day 109. Mean MRI-PDFF in these participants declined from 8.3% at baseline to 3.0% at Day 109, representing a 5.3 percentage-point reduction (p=0.005). The participant with the highest baseline MRI-PDFF experienced a reduction from 12.8% to 4.6%. In comparison, liver fat in the placebo group increased 40.4% from its own baseline.

Glycemic control: Mean baseline HbA1c was 5.79% in the DA-1726 arm and 5.65% in the placebo arm, with all participants in the non-diabetic range at entry. At Day 109, mean HbA1c in the DA-1726 arm fell from 5.79% to 5.33%, a 0.44 percentage-point reduction from baseline (p<0.001), and every DA-1726-treated participant with a Day 109 value showed a reduction of 0.3 to 0.8 percentage points. The placebo arm declined by 0.20 percentage points from its 5.65% baseline. The difference in mean change versus placebo was −0.24 percentage points (95% CI −0.41 to −0.07; p=0.006).

Body composition: MRI-based body composition analysis demonstrated significant reductions across measured adipose tissue compartments. At Day 109, visceral adipose tissue (VAT) was 22% lower versus placebo (GMR 0.78; p<0.001), abdominal subcutaneous adipose tissue (ASAT) was 19% lower versus placebo (GMR 0.81; p=0.002), and total adipose tissue (TAT) was 19% lower versus placebo (GMR 0.81; p<0.001).

Lean tissue and muscle volume were relatively preserved, with thigh muscle volume 9% lower versus placebo (GMR 0.91; p=0.018) and total lean tissue 8% lower versus placebo (GMR 0.92; p=0.007), compared with reductions of 19% to 22% across the measured adipose tissue compartments.

Safety and tolerability: No participant discontinued the study because of a gastrointestinal adverse event, and no new gastrointestinal adverse events were reported after Week 9, or Day 63, through the Day 109 interim assessment. Gastrointestinal adverse events were reported in nine of 15 DA-1726-treated participants, with most events mild to moderate in severity. Vomiting was reported in seven participants (46.7%), nausea in two participants (13.3%), diarrhea in two participants (13.3%), dyspepsia in two participants (13.3%), constipation in one participant (6.7%) and abdominal pain in one participant (6.7%).

One serious adverse event of severe vomiting was reported and considered possibly related to treatment. The participant recovered.

Precision Liver Symposium Presentation Details:

●	Title: DA-1726, a Dual GLP-1 and Glucagon Receptor Agonist, Leads to Significant Reduction in MRI-PDFF and Weight Loss with Relative Preservation of Lean Mass: A Randomized Placebo-Controlled Trial
●	Presenting Author: Sarah Browne, M.D., Chief Medical Officer of MetaVia

MetALD KOL Dinner at AASLD’s The Liver Meeting 2026

MetaVia will host an invitation-only KOL dinner this evening during the American Association for the Study of Liver Diseases’ (AASLD) The Liver Meeting 2026, focusing on MetALD and the evolving treatment landscape.

About the DA-1726 Phase 1 Part 3B Study

Part 3B of the Phase 1 trial of DA-1726 is a 16-week, randomized, placebo-controlled study in otherwise healthy adults with obesity. Participants receiving DA-1726 were titrated from 16 mg for 4 weeks, to 32 mg for 4 weeks, to the target dose of 64 mg, administered once weekly by subcutaneous injection. The interim analysis includes 15 participants treated with DA-1726 and four treated with placebo; an MRI substudy of 12 DA-1726-treated and four placebo participants assessed liver fat by MRI-PDFF and body composition.

About DA-1726

DA-1726 is a novel GLP1R/GCGR dual agonist being developed to address various cardiometabolic indications, with potential in both Metabolic and Alcohol-Associated Liver Disease (MetALD) and Alcohol-Associated Liver Disease (ALD), which is designed for once weekly, subcutaneous administration. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. It is engineered with a 3:1 GLP1R:GCGR potency ratio intended to balance the complementary effects of GLP1R activation on appetite and glucose control with GCGR activation on energy expenditure and fat breakdown. DA-1726 has a well understood mechanism and preclinical tissue-distribution studies have shown that it concentrates most heavily in adipose tissue and in the liver. In a Phase 1 Part 3B interim analysis at Day 109, DA-1726 demonstrated a 13.5% placebo-adjusted reduction in body weight, a 68% placebo-adjusted reduction in liver fat and a 0.24 percentage-point placebo-adjusted reduction in HbA1c, along with reductions in visceral and subcutaneous adipose tissue and relatively preserved lean mass. MetaVia is planning a Phase 2, 48-week, non-biopsy study of DA-1726 in MetALD and ALD, targeted to begin in the second half of 2027.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming liver-related cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of various cardiometabolic conditions, with potential in both Metabolic and Alcohol-Associated Liver Disease (MetALD) and Alcohol-Associated Liver Disease (ALD), and is advancing vanoglipel (DA-1241) in combination with resmetirom for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist, engineered with a 3:1 GLP1R:GCGR potency ratio. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure. In a Phase 1 Part 3B interim analysis at Day 109, DA-1726 demonstrated placebo-adjusted reductions of 13.5% in body weight, 68% in liver fat and 0.24 percentage points in HbA1c, along with reductions in visceral and subcutaneous adipose tissue and relatively preserved lean mass. A Phase 2, 48-week, non-biopsy study of DA-1726 in MetALD and ALD, is targeted to begin in the second half of 2027. Vanoglipel is a potential first-in-class drug candidate targeting G-protein-coupled receptor 119 (GPR119). It acts directly in the liver on pathways involved in steatosis, inflammation and fibrosis, while GPR119 activation in the pancreas and gut also supports glucose and metabolic regulation. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects. MetaVia is advancing vanoglipel in combination with resmetirom as a once-daily oral combination therapy for MASH, with a Phase 2a proof-of-concept study targeted to begin in the first half of 2027.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", “potential”, "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's history of net losses, the sufficiency of its existing cash on hand to fund operations and raising additional capital; adverse global economic conditions; MetaVia’s ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia’s ability obtain, maintain, protect and/or enforce sufficient intellectual property rights to execute its commercial strategy; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of preclinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws, regulations or Nasdaq listing rules; the effects of changes to MetaVia's stock price; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

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